SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

001-11229	Mississippi Power Company (A Mississippi Corporation) 2992 West Beach Gulfport, Mississippi 39501 (228) 864-1211	64-0205820

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Storm Damage Cost Recovery” of Mississippi Power Company (the “Company”) in Item 7 and Note 3 to the Company’s financial statements under “Retail Regulatory Matters – Storm Damage Cost Recovery” in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for information regarding storm restoration costs of the Company in connection with Hurricane Katrina and a financing order issued by the Mississippi Public Service Commission that authorized the issuance of $121.2 million of storm restoration bonds under a state bond program. The storm restoration bonds were issued by the Mississippi Development Bank on June 1, 2007 on behalf of the State of Mississippi and are reported as liabilities by the State of Mississippi. On June 1, 2007, the Company received a payment of $85.2 million from the State of Mississippi representing funding of $25.2 million in retail storm restoration costs incurred and $60.0 million to increase the Company’s property damage reserve. In addition, the Company will receive the remaining proceeds to construct the new storm operations center as those costs are incurred. The Company has no obligation to repay any of these funds received from the State of Mississippi.

In order for the State of Mississippi to repay the bonds issued by the Mississippi Development Bank, the State of Mississippi has established a system restoration charge that will be charged to all retail electric utility customers within the Company’s service area. This charge will be collected by the Company through the customers’ monthly statement and remitted to the State of Mississippi on a monthly basis. The system restoration charge is the property of the State of Mississippi. The Company’s only obligation is to collect and remit the charge.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2007	MISSISSIPPI POWER COMPANY By /s/Wayne Boston Wayne Boston Assistant Secretary